Company Contact:	CCG Investor Relations:
Renhuang Pharmaceuticals, Inc.	Mr. Mark Collinson, Partner
Ms. Portia Tan, IR Contact	Phone: +1-310-954-1343 (Los Angeles)
Tel: 86-451-8260-2162	Email: mark.collinson@ccgir.com
Email: ir@renhuang.com	Website: www.ccgirasia.com

Mr. Crocker Coulson, President
Phone: +1-646-213-1915 (New York)
Email: crocker.coulson@ccgir.com

For Immediate Release

Renhuang Announces Resignation of Chief Financial Officer

Harbin, China – August 6, 2010 – Renhuang Pharmaceuticals, Inc. (NYSE Amex: CBP) ("Renhuang" or the "Company"), a developer, manufacturer and distributor of botanical products, bio-pharmaceuticals and traditional Chinese medicines ("TCM"), today announced that on August 3, 2010, Ms. Yan Yi Chen, the Company’s Chief Financial Officer, resigned for personal reasons effective immediately.

Until a replacement is named, all accounting and finance functions will report directly to Mr. Guojian Li, Finance Manager.  The Company has immediately begun a search for a suitable replacement for Ms. Chen.

“I have enjoyed tremendously working with Renhuang,” stated Ms Chen. “I wish Renhuang and my former colleagues every success in the future.”

“During Ms Chen’s tenure Renhuang obtained a listing on a senior US exchange.  In addition she was instrumental in strengthening our financial systems and processes.  We thank her for all her contributions and wish her the best of luck as she goes on to pursue other opportunities,” said Mr. Shaoming Li, the Company’s Chairman and Chief Executive Officer.  “Mr. Guojian Li has been in senior finance roles at the Company for six years, and we have every confidence in his ability to lead our finance team during this transition period.”

ABOUT RENHUANG PHARMACEUTICALS, INC.

Renhuang Pharmaceuticals, Inc. is engaged in the research, development, manufacturing, and distribution of botanical products, bio-pharmaceutical products, and traditional Chinese medicines (“TCM”), in the People's Republic of China. All of the Company’s products are produced at its three GMP-certified production facilities in Ah City, Dongfanghong and Qingyang. The Company distributes its botanical anti-depression and nerve-regulation products, biopharmaceutical products, and botanical antibiotic and OTC TCMs through its network of over 3,000 distributors and over 70 sales centers across 24 provinces in China.  Company Website: www.renhuang.com.

Safe Harbor Statement

This press release contains certain statements that may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s beliefs, assumptions and expectations of the Company’s future operations and economic performance, taking into account the information currently available to management. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties, some of which are not currently known that may cause actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition expressed or implied in any forward-looking statements. These forward-looking statements are based on current plans and expectations and are subject to a number of uncertainties including, but not limited to, the Company’s ability to manage expansion of its operations effectively, and other factors detailed in the Company’s annual report on Form 10-K and other filings with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented herein.

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